Exhibit 10.1

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital of

MONUMENTAL PRODUCTIONS B.V.

DATED 12 September 2014

between

SFXE NETHERLANDS HOLDINGS B.V.

as Purchaser

and

MONUMENTAL PRODUCTIONS BEHEER B.V.

as Seller

and

ROCHUS ABRAHAM PAULUS VEENBOER

and

SFX ENTERTAINMENT INC.

as Parent

and

MONUMENTAL PRODUCTIONS B.V.

as the Company

Share Purchase Agreement Monumental Productions B.V. — Execution Copy

INDEX

Clause		Page
1	DEFINITIONS AND INTERPRETATION	5
2	PURCHASE AND SALE SHARES	6
3	PURCHASE PRICE SHARES	6
4	LEAKAGE AND ADDITIONAL LEAKAGE	10
5	CONDITION PRECEDENT	11
6	PRE-COMPLETION UNDERTAKINGS	11
7	COMPLETION	14
8	WARRANTIES	17
9	BREACH	18
10	LIMITATION OF LIABILITY	19
11	SPECIFIC INDEMNITIES	22
12	TAX INDEMNITY	22
13	PROCEDURES FOR TAX CLAIMS	24
14	PERSONAL LIABILITY VEENBOER	25
15	POST COMPLETION COVENANTS	25
16	CONFIDENTIALITY	28
17	ACKNOWLEDGEMENT IN RELATION TO THE TOTAL CONSIDERATION SHARES	29
18	TERMINATION	31
19	COSTS AND EXPENSES	32
20	PAYMENTS	32
21	ASSIGNMENT	34
22	ENTIRE AGREEMENT	34
23	AMENDMENTS	34
24	WAIVER	34
25	NO THIRD PARTY BENEFICIARIES	34
26	INVALIDITY	34
27	NOTICES	35
28	NOTARIAL INDEPENDENCE	36
29	NO RIGHT TO RESCIND OR NULLIFY AGREEMENT	36
30	GOVERNING LAW AND DISPUTES	36
31	COUNTERPARTS	37
32	EXCHANGE RATE	37

ANNEXES

Annex 1.1	Definitions
Annex 3.3.4	Estimated Balance Sheet
Annex 3.3.10	Example of the determination of the EBITDA of the Company
Annex 8.1	Seller’s Warranties
Annex 8.7	Purchaser’s Warranties

APPENDICES ANNEX 8.1

Appendix 10.2	Leases
Appendix 12.1	Employees
Appendix 13.1	Material Agreements
Appendix 19.1	Intellectual Property Rights

SCHEDULES

Schedule 1.1(a)	Data Room Index
Schedule 1.1(b)	Data Room DVD’s
Schedule 1.1(c)	Deed of Transfer
Schedule 7.3.1(f)	Key Employment Agreements
Schedule 7.3.1(j)	Lock-Up Agreement

THIS SHARE PURCHASE AGREEMENT is dated 11 September 2014 and made between:

(1)                                          SFXE Netherlands Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands (the Purchaser);

(2)                                          Monumental Productions Beheer B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Herengracht 433, (1017 BR) Amsterdam, the Netherlands (the Seller);

(3)                                          Mr. R.A.P. Veenboer, born in Leiden, the Netherlands on 28 January 1968, residing at Eeuwigelaan 44, (1861 CN) Bergen (NH), the Netherlands (Veenboer);

(4)                                          SFX Entertainment INC. a Delaware corporation, incorporated under the laws of Delaware, having its office address at 430 Park Ave., Sixth Floor, New York, New York, United States (the Parent); and

(5)                                          Monumental Productions B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Herengracht 433, (1017 BR) Amsterdam, the Netherlands (the Company).

Parties (1) through (5) are also jointly referred to as the Parties and individually also as a Party.

WHEREAS:

(A)                                        The Seller is the legal and beneficial owner of 18,000 (in words: eighteen thousand) ordinary shares with a nominal value of EUR 1 (in words: 1 euro) each, numbered 1 through 18,000 (the Shares) in the share capital of the Company.

(B)                                        The Shares constitute one hundred per cent. (100%) of the issued share capital of the Company.

(C)                                        The Company is engaged in the business of organizing, creating, producing, marketing and otherwise holding music events (the Business).

(D)                                        The Purchaser has conducted a financial, tax, legal and business due diligence investigation in respect of the Company and the Business.

(E)                                         Each of the Seller, the Purchaser and the Parent has obtained all necessary corporate approvals to enter into this Agreement and to complete the transaction contemplated hereby.

(F)                                          The Seller wishes to sell and transfer the Shares to the Purchaser and the Purchaser wishes to purchase and accept transfer of the Shares from the Seller on the terms and subject to the conditions of this Agreement.

(G)                                        Veenboer is the sole shareholder of the Seller and has agreed to be personally liable with the Seller for the due and punctual performance of the Seller’s obligations under this Agreement, subject to the terms and conditions hereof.

IT IS AGREED as follows:

1                                                  DEFINITIONS AND INTERPRETATION

1.1                                        Definitions

Capitalised words and expressions used in this Agreement have the meanings set out in Annex 1.1, unless the context clearly requires otherwise.

1.2                                        Interpretation

In this Agreement:

(a)                       the singular includes the plural and vice versa, and each gender includes the other genders;

(b)                       reference to “writing” shall be to letters, facsimiles and emails only;

(c)                        the words “include”, “including” and “includes” shall be deemed to be followed by the words “without limitation”;

(d)                       references to any time of day are to the time in the Netherlands;

(e)                        headings are inserted for convenience only and shall not affect the interpretation of this Agreement;

(f)                         reference to a statutory provision or law includes a reference to that statutory provision or law as amended, extended or applied by or under any other statute or law after Completion;

(g)                        references to Clauses, Annexes, Appendices or Schedules are, unless otherwise indicated, references to clauses, annexes, appendices or schedules of this Agreement;

(h)                      all Annexes, Appendices and Schedules to this Agreement form an integral part of this Agreement and shall have the same force and effect as any other provisions of this Agreement;

(i)                          no provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision;

(j)                          a reference to a person includes any individual, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(k)                       references to any Dutch legal term shall in respect of any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2                                                  PURCHASE AND SALE SHARES

2.1                                        Purchase and Sale

Subject to the terms and conditions of this Agreement, the Seller hereby sells the Shares and agrees to transfer on the Completion Date the Shares to the Purchaser, and the Purchaser hereby purchases the Shares and agrees to accept transfer of the Shares on the Completion Date, free from any and all Encumbrances and together with all rights attaching to them.

2.2                                        Benefit and risk

Subject to Completion and in accordance with the terms and conditions of this Agreement, the Company and the Shares, as well as all rights and obligations in connection with the Business, shall be for the benefit and risk of the Purchaser with effect as from the Effective Date, irrespective of the fact that Completion takes place at a date other than the Effective Date. The foregoing implies that, except as set out herein, after the Effective Date no Leakage has occurred or shall occur or that the Purchaser shall be compensated for the Total Leakage Amount.

3                                                  PURCHASE PRICE SHARES

3.1                                        Purchase Price Shares

3.1.1                              In consideration for the sale and transfer of the Shares, the Purchaser shall:

(a)                      pay an amount of USD 1,000,000 (in words: one million United States Dollars) (the Advance Payment) in cash to the Seller;

(b)                      pay an amount of EUR 11,000,000 (in words: eleven million euro) minus the Advance Payment (the Cash Consideration Payment) in cash to the Seller; and

(c)                       procure that the Parent, and the Parent hereby agrees that it, shall issue to the Seller a number of common stock in the share capital of the Parent (the Parent Common Stock), free from any Encumbrances (the Consideration Shares), which number of Consideration Shares shall be calculated as follows, subject to Clause 6.4:

(A * B) / C, whereby

A is an amount equal to EUR 3,000,000 (in words: three million euro);

B is the Exchange Rate at the day immediately preceding the Completion Date; and

C is the volume weighted average share price at closing of trade of the Parent Common Stock five (5) trading days immediately preceding the Completion Date;

provided that, if, as a result of the foregoing calculation, the aggregate number of Consideration Shares to be issued to the Seller under this Clause 3.1.1 would require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635(d), then (i) the number of Consideration Shares issued to the Seller on the Completion Date shall be reduced to a number of shares equal to 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation and (ii) the Cash Consideration Payment shall be increased by an amount equal to the decrease in the amount of the Consideration Shares pursuant to the preceding subclause (i) multiplied by the value of such Consideration Shares on the date of issuance.

3.1.2                              The Advance Payment, the Cash Consideration Payment and the Consideration Shares hereinafter referred to as the Base Purchase Price and after adjustment in accordance with Clause 3.3, hereinafter referred to as the Purchase Price.

3.1.3                              The Seller acknowledges and agrees that the Consideration Shares will be subject to certain lock-up requirements all as further set out in the Lock-Up Agreement.

3.1.4                              The Parent agrees, and will use its reasonable best efforts to ensure, that after expiration of the lock-up period (as set out in the Lock-up Agreement) the Consideration Shares shall become transferable under Applicable Laws, all in accordance with Clause 17. To the extent Parent is not in compliance with the required SEC reporting under Rule 144 and such Consideration Shares are not then transferrable without volume limitations under Rule 144 or generally under Regulation S, Parent agrees for the next twelve (12) month period to include the registration of the resale of such shares in the first of any Form S-1 registration statement filed by the Parent for the account of others, as may be reasonably requested by the Seller, unless the managing underwriter reasonably objects to the inclusion of such shares in such registration statement.

3.2                                        Payment of the Advance Payment

The Purchaser shall procure that the Advance Payment shall have been paid in cash, in immediately available funds, by or on behalf of the Purchaser by wire transfer to the Seller’s Account under the reference “SFX Advance Payment” on the date of or prior to this Agreement.

3.3                                       Adjustment of the Base Purchase Price

3.3.1                              The Parties acknowledge and agree that the Base Purchase Price has been determined on the basis that the Company shall have a Working Capital equal to the negative amount of EUR 145,000 (in words: one hundred forty-five thousand euro) as at the Balance Sheet Date (the Target Working Capital) and that there is no Debt or

Cash as at the Balance Sheet Date. Should this assumption be incorrect as at the Balance Sheet Date, then the Base Purchase Price shall be adjusted in accordance with this Clause 3.3.

3.3.2                              The Base Purchase Price shall be decreased by an amount equal to the amount by which the Working Capital as at the Balance Sheet Date (the Actual Working Capital) is more negative than the negative amount of EUR 145,000 (in words: one hundred forty-five thousand euro), all as appears from the 2013 Accounts (the Working Capital Adjustment).

3.3.3                              The Base Purchase Price shall be decreased by the amount of any Debt of the Company as appears from the 2013 Accounts (the Debt Adjustment).

3.3.4                              The unaudited balance sheet of the Company as at the Balance Sheet Date, prepared in accordance with the Accounting Principles (the Estimated Balance Sheet) is attached hereto as Annex 3.3.4.

3.3.5                              No later than 1 May 2015, the Company shall provide the Seller with the 2013 Accounts and the amount of the Working Capital Adjustment and the Debt Adjustment, consisting of the line items set out in the Estimated Balance Sheet and the working papers in connection therewith, setting forth the amount of Working Capital, Cash and Debt as at the Balance Sheet Date.

3.3.6                              To the extent the Base Purchase Price paid by the Purchaser to the Seller at Completion, as computed using the Estimated Balance Sheet, differs from the Base Purchase Price as finally computed on the basis of the 2013 Accounts the Seller is obliged to pay the excess (the Base Purchaser Price Excess) to the Purchaser which amount shall be set off against the obligation of the Purchaser to pay the Purchaser Adjustment as set out in Clause 3.3.15 to the extent there is a Purchaser Adjustment and up to such Purchaser Adjustment. The Parties acknowledge and agree that if the Base Purchase Price Excess exceeds the Purchaser Adjustment such excess will be paid by the Seller to the Purchaser within ten (10) Business Days after the Product Calculation has been agreed in accordance with Clause 3.3.12 or has been finally determined in accordance with Clause 3.3.13.

3.3.7                              To the extent that the Base Purchase Price as derived from the 2013 Accounts is equal to or higher than the Base Purchase Price as derived from the Estimated Balance Sheet, there will be no further adjustment of the Base Purchase Price.

3.3.8                              Notwithstanding Clause 3.3.1 through 3.3.6 the Parties acknowledge and agree that the amount of the Base Purchase Price shall be adjusted following the calendar year 2014 with the Product pursuant to Clauses 3.3.9 through 3.3.15.

3.3.9                              For the purpose of calculating the Product the Purchaser shall use the 2014 Accounts.

3.3.10                       The Product shall be calculated as follows:

EBITDA * 8, whereby:

EBITDA is the EBITDA of the Company which will be calculated on the basis as set forth in Annex 3.3.10 and which is subject to the procedure and calculation methods as set out in this Clause 3.3. Parties agree that for the purpose of determining the Product, the EBITDA shall not exceed EUR 2,600,000 (in words: two million six hundred thousand euro).

In deviation of this Clause 3.3.10 Parties hereby acknowledge and agree that to the extent that the EBITDA falls within the EBITDA Permitted Shortfall an amount equal to the EBITDA Adjustment will be added to the Product.

3.3.11                       No later than 15 April 2015, the Purchaser shall provide the Seller with the 2014 Accounts and the calculation of the Product (the Product Calculation) and the working papers from which the Product Calculation has been derived.

3.3.12                       Within twenty (20) Business Days after the receipt of the Product Calculation, the Seller shall inform the Purchaser in writing whether the Seller agrees to or disputes the Product Calculation in whole or in part. If no such Notice is received from the Seller within such twenty (20) Business Days term, the Product Calculation shall be deemed to be agreed between and binding upon the Parties. If the Product Calculation is disputed in a written Notice received by the Purchaser within such twenty (20) Business Day period, the Parties shall for twenty (20) Business Days after such receipt attempt to resolve their differences and reach agreement on the merits and amount of the disputed portion.

3.3.13                       If the Seller and Purchaser fail so to agree within the said twenty (20) Business Days period (or such longer period as agreed upon in writing between the Parties, either the Seller or the Purchaser may refer any dispute for resolution to a reputable “Big Four” international accounting firm (other than the existing auditors of the Seller or the Purchaser) (the Expert) appointed (i) by the Seller and the Purchaser or (ii) in default of agreement on such appointment within five (5) Business Days, by the chairman of the Netherlands Institute of Chartered Accountants (NBA, Nederlandse Beroepsorganisatie van Accountants). The Expert shall be instructed to render its opinion as soon as practicable and in any event within twenty (20) Business Days after the date of the engagement letter pursuant to which the Expert is formally instructed to render its opinion.

3.3.14                       In making its determination the Expert shall act as an expert and not as an arbitrator and the decision of the Expert shall (in the absence of manifest error) be final and binding on the Parties (bindend advies) and the Parties shall comply with and fulfil the obligations arising from and in connection with such decision. The expenses of the Expert shall be borne by the Seller and Purchaser in such equitable proportions as the Expert shall direct, taking into account the amount in dispute, the character of the dispute and the prevailing party in the dispute.

3.3.15                      After the Product Calculation has been agreed in accordance with Clause 3.3.12 or has been finally determined in accordance with Clause 3.3.13, the Base Purchase Price shall be adjusted as follows:

(a)                       to the extent the amount of the Product exceeds the Base Purchase Price (such amount the Purchaser Adjustment), the Purchaser shall, within ten (10)

Business Days after the Product Calculation has been agreed in accordance with Clause 3.3.12 or has been finally determined in accordance with Clause 3.3.13, pay to the Seller the Purchaser Adjustment as follows:

(i)                          11/14 (in words: eleven-fourteenth) shall be paid in cash; and

(ii)                       3/14 (in words: three-fourteenth) shall be paid by the issuance by the Parent, and the Parent hereby agrees to such issuance, of unregistered Parent Common Stock, free from any Encumbrances (the Additional Consideration Shares), whereby the number of the Additional Consideration Shares to be issued to the Seller shall be calculated as follows:

(A * B) / C, whereby:

A is an amount equal to three-fourteenth (3/14) of the Purchaser Adjustment;

B is the Exchange Rate at the day immediately preceding the day upon which the Additional Consideration Shares are issued; and

C is the volume weighted average share price at closing of trade of the Parent Common Stock five (5) trading days immediately preceding the day upon which the Additional Consideration Shares are issued.

(b)                       to the extent that the Product is equal to or less than the Base Purchase Price, there will be no further adjustment of the Base Purchase Price.

3.3.16                       The provisions of Clauses 3.1.3 and 3.1.4 are also applicable to the Additional Consideration Shares.

3.3.17                       Notwithstanding anything in this Agreement to the contrary, if any issuance of Parent Common Stock pursuant to this Agreement would, in the good faith judgment of the Purchaser, require shareholder approval pursuant to NASDAQ Stock Market, Equity Rule 5635(a), then (i) the number of Additional Consideration Shares to be issued to Seller shall be reduced such that the number of Additional Consideration Shares, together with the Consideration Shares, equals 19.99% of the total number of shares of Parent Common Stock outstanding as of the date of the required calculation and (ii) the cash portion of the Purchaser Adjustment shall be increased by an amount equal to the decrease in the amount of Additional Consideration Shares pursuant to the preceding clause (i) multiplied by the value of such Additional Consideration Shares on the date of issuance, in accordance with Clause 3.3.15.

3.3.18                       Parties agree that in preparing and determining the 2013 Accounts and 2014 Accounts they shall apply and instruct the relevant auditor(s), including the auditors requested to issue the accountant declaration, to apply the same Accounting Principles.

4                                                  LEAKAGE AND ADDITIONAL LEAKAGE

4.1                                        Leakage

4.1.1                              The Seller warrants and undertakes to the Purchaser that since the Effective Date up to and including the Completion Date there neither has been nor will be any Leakage.

4.1.2                              In the event of any breach of Clause 4.1.1 the Seller shall compensate the Purchaser, on a euro for euro basis, the Total Leakage Amount in accordance with the provisions of Clause 20.3.

4.2                                        Leakage Notice

The Seller shall notify the Purchaser in writing (the Leakage Notice) of the Leakage Amount in relation to the period prior to Completion no later than five (5) Business Days prior to Completion.

4.3                                        Procedure for Additional Leakage

4.3.1                              If the Purchaser identifies any Additional Leakage prior to 1 May 2015, then the Purchaser shall at any time prior to 1 May 2015, be entitled to deliver a written notice to the Seller, setting out any such Additional Leakage identified together with reasonable evidence thereof and, to the extent reasonably possible, a calculation of the Leakage Amount relating to such additional Leakage (the Additional Leakage Amount).

4.3.2                              If the Seller and the Purchaser do not agree on the Additional Leakage Amount within twenty (20) Business Days of receipt of the written notice from the Purchaser by the Seller, as referred to in Clause 4.3.1, then the matter shall be referred to and resolved by the Expert in accordance with the provisions of Clause 3.3.13 and 3.3.14.

5                                                  CONDITION PRECEDENT

The obligation of the Purchaser to proceed with the Completion is subject only to condition precedent of the date of [8] October 2014 being reached (the Condition Precedent), or the waiver of such Condition Precedent in writing by the Purchaser at its sole discretion, at or prior to Completion.

6                                                  PRE-COMPLETION UNDERTAKINGS

6.1                                        Access and information

Until the Completion Date, the Seller and the Company shall (without in any way whatsoever dismissing or obviating any of the Warranties or other representations, warranties, indemnities, covenants or agreements of the Seller under this Agreement):

(a)                      allow the Purchaser, its employees and Representatives reasonable access, during regular business hours and upon reasonable advance notice, to all premises occupied by the Company and to all contracts, books and records and other documents and data (whether financial, operating or otherwise) of the Company as the Purchaser reasonably requests in connection with this Agreement; and

(b)                      furnish the Purchaser, its employees and its Representatives with copies of all such contracts, books and records and other documents and data as the Purchaser may reasonably request.

6.2                                        Conduct of business

As from the date of signing of this Agreement until immediately prior to Completion, the Seller and the Company shall:

(a)                       operate the Business only in the ordinary course of business and consistent with past practice;

(b)                       not allow any Leakage to occur;

(c)                        conduct the Business in a manner most likely to preserve the value of the Company and the Business, and keep the Business and properties of the Company substantially intact, and to the extent reasonably possible for the Seller and the Company maintain the relations and goodwill with suppliers, customers, landlords, creditors, Employees and others having business relationships with the Company;

(d)                       maintain accounts receivable, inventory, accounts payable and other working capital accounts in a manner consistent with generally accepted business practices and past practice during the twelve (12) months prior to the date of this Agreement;

(e)                        comply in all material respects with all Applicable Laws;

(f)                         inform the Purchaser prior to entering into any contract (i) with a term in excess of twelve (12) months and a value of more than EUR 10,000 (in words: ten thousand euro), or (ii) that shall have a value of more than EUR 50,000 (in words: fifty thousand euro); and

(g)                        as soon as reasonably practicable report to the Purchaser on any matter, fact or circumstance which the Seller and the Company should reasonably understand to be of material importance to the Purchaser as a purchaser of the Shares.

6.3                                        Negative Covenant

6.3.1                              As from the date of signing this Agreement until immediately prior to Completion, the Seller and the Company shall not, except in each case (i) with the prior written consent of the Purchaser which shall not be unreasonably withheld or delayed but which may be made conditional, or (ii) as agreed in this Agreement:

(a)                       sell, transfer or otherwise dispose of any Assets that have a fair market value or for which consideration shall be due in excess of EUR 10,000 (in words: ten thousand euro) individually or EUR 50,000 (in words: fifty thousand euro) in the aggregate;

(b)                       pledge or permit the creation of any Encumbrance on any of its Assets;

(c)                        make any investment or capital expenditure, whether by the purchase of shares or securities, contributions to capital, property transfers, or by the purchase of any property or assets, except for capital expenditures that do not exceed EUR 10,000 (in words: ten thousand euro) individually or EUR 25,000 (in words: twenty-five thousand euro) in the aggregate or that are otherwise expressly provided for in this Agreement;

(d)                       incur any indebtedness or assume, guarantee or otherwise become responsible for the obligations of, or make any loans or advances in excess of, EUR 10,000 (in words: ten thousand euro) individually or EUR 25,000 (in words: twenty-five thousand euro) in the aggregate unless in the ordinary course of business of the Company;

(e)                        make any material changes to employment terms and conditions (including compensation, fringe benefits or any other employment benefit plan or arrangement) of any Employees, including members of the management board, contractors or consultants;

(f)                         make any change to the terms upon which credit is extended to customers, discount prices, offer rebates or offer other terms or sales incentives in excess of an individual amount of EUR 25,000 (in words: twenty-five thousand euro);

(g)                        write up or down the value of any inventory or determine as collectible any notes or accounts receivable previously considered not to be collectible except to the extent actually collected;

(h)                       change the Accounting Principles, policies or practices as consistently applied;

(i)                           settle, compromise or initiate any judicial or arbitration proceedings with financial implications for the Company in excess of EUR 5,000 (in words: five thousand euro);

(j)                          grant, enter into or issue any shares or capital, any other debt or equity securities of the Company or options, warrants, other rights, enter into subscription agreements or commitments of any kind with respect thereto, nor dispose of any shares in the capital of the Company, or declare, set aside, pay or distribute dividends or other distributions or quasi distributions, whether in cash or in kind, other than to the extent expressly provided for in this Agreement;

(k)                      adopt a plan of complete or partial liquidation or authorise, approve or effect any dissolution, merger, demerger, split-off, share exchange, consolidation, restructuring, recapitalisation or reorganisation;

(l)                          (resolve to) amend the articles of association or by-laws of the Company;

(m)                   enter into any transaction or agreement with, or make any payment to any of the Seller or any of its Affiliates, other than sales or purchases of goods and services at arm’s length;

(n)                       cancel or terminate any insurance policy that provides cover in respect of the Company, the Assets or its Employees;

(o)                       enter into, terminate, modify or cancel any contract, collective bargaining agreement, or any other agreement with a term greater than one year that is not terminable without liability to the Company upon thirty (30) days or less prior written notice or which involves the payment by the Company of more than EUR 100,000 (in words: one hundred thousand euro);

(p)                       do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result in a material Breach of any Warranty or a material Breach of any other warranty, covenant or other provision of this Agreement;

(q)                       enter into a contract of which it is, upon the entering of such contract, apparent that it is a loss making contract; and/or

(r)                          agree or commit to any of the foregoing.

6.3.2                              As from the date of signing this Agreement until immediately prior to Completion, the Seller and the Company shall not, except in each case (i) with the prior written consent of the Purchaser (which consent may be withheld or delayed by the Purchaser in its sole discretion), or (ii) as agreed in this Agreement, enter into any new ticketing agreement or sponsorship agreement.

6.4                                        No other transaction pre-completion

6.4.1                              The Parent and/or its Affiliate(s) shall not consummate and/or announce any other acquisition prior to Completion.

6.4.2                              Should the Parent and/or any Affiliate(s) be in breach of its/their obligation under Clause 6.4.1, the last sentence under Clause 3.1.1(c) shall read as follows:

C is the volume weighted average share price at closing of trade of the Parent Common Stock five (5) trading days immediately preceding the date of this Agreement.

7                                                  COMPLETION

7.1                                        Date and Place

Subject to the terms and conditions of this Agreement, completion of the actions as set out in this Clause 7.2 and 7.3 shall be referred to as Completion and shall take place on the Business Day that is five (5) Business Days after the Condition Precedent as referred to in Clause 5 has been satisfied or waived (the Completion Date) at the offices of Loyens & Loeff N.V. at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

7.2                                       Payment of the Cash Consideration Payment

The Purchaser shall procure that the Cash Consideration Payment shall have been paid in cash, in immediately available funds and with value on the Completion Date,

by or on behalf of the Purchaser by wire transfer, and credited, to the Notary Account under the reference “Project Awake Cash Consideration Payment 70098427” by no later than 10h00 on the Completion Date. Such amount shall be held by the Notary in the Notary Account for and on behalf of the Purchaser, until the Deed of Transfer has been duly executed, and for and on behalf of the Seller immediately following such execution of the Deed of Transfer.

7.3                                        Completion Actions

7.3.1                              On the Completion Date but after the payment of the Cash Consideration Payment in accordance with Clause 7.2, the following actions will be taken, each such action being conditional upon all actions having occurred in the sequence set out below:

Prior to Completion:

(a)                       the Seller shall deliver to the Purchaser the original shareholders register of the Company which reflects the Seller as the owner of the Shares without any Encumbrances;

(b)                       the Seller shall deliver to the Purchaser evidence that with effect as of Completion (i) all indebtedness owed to the Company by either the Seller or any Related Person of the Seller, as applicable and (ii) all indebtedness owed by the Company to either the Seller or any Related Person of the Seller, as applicable, has been fully paid;

(c)                        the Seller shall deliver to the Purchaser copies of the written releases by (i) the Seller and/or any Related Person of the Seller, as applicable, and (ii) any third party creditor including lenders, as applicable, of all obligations (actual and/or contingent) assumed by the Company under joint financing agreements, guarantees issued by the Company or any other form of security granted or joint liability assumed by the Company for the benefit of the Seller and/or any Related Person of the Seller;

(d)                       the Seller shall deliver to the Purchaser evidence that the Company shall be released of the obligations in relation to Tax of any kind that the Company may have assumed, including obligations under any Tax sharing agreement, Tax indemnity agreement or Tax allocation agreement — whether in writing or not — to which the Company is a party;

(e)                        the Seller shall deliver to the Purchaser evidence that any existing proxy (volmacht) held by any Representative of the Seller or any of its Affiliates on behalf of Company is revoked;

(f)                         Veenboer, Ms N.M.M. Veenboer, Mr J. Schimmel and Mr M. van Beusekom (together, the Key Employees) each shall enter into an employment agreement with the Company, substantially in the form attached hereto as Schedule 7.3.1(f) (the Key Employment Agreements) and the Seller shall deliver to the Purchaser executed copies of the Key Employment Agreements;

(g)                        the Seller shall deliver to the Notary powers of attorney duly executed on behalf

Seller and the Company, respectively, and the Purchaser shall deliver to the Notary a power of attorney duly executed on behalf of the Purchaser, authorising its representative to attend to and to execute the Deed of Transfer; and

(h)                       the Seller shall deliver to the Purchaser the written approval of Unilever Nederland B.V., Red Bull Nederland B.V. and InBev Nederland N.V. pursuant to which they waive their right to terminate the relevant sponsorship agreement as a result of the change of control in relation to the Company;

At Completion:

(i)                           the Shares shall be transferred by the Seller to the Purchaser by means of the execution of the Deed of Transfer;

(j)                          the Seller and the Parent shall enter into the Lock-Up Agreement; and

(k)                       the Parent shall issue the Consideration Shares to the Seller and shall deliver to the Seller one or more stock certificates representing the Consideration Shares. The Purchaser shall deliver to the Seller a copy of the instruction of the Parent to its agent to issue the Consideration Shares and a copy of the issuance of the Consideration Shares, accompanied with the confirmation of the agent of the Parent that the original deeds of issue will be immediately submitted by registered mail;

Immediately following Completion:

(l)                           the Notary shall hold the Cash Consideration Payment for and on behalf of the Seller and shall transfer the Cash Consideration Payment to the Seller’s Account in accordance with the instructions of the Seller; and

(m)                   the Purchaser shall pass the written shareholders’ resolutions of the Company appointing Mr D.C.P. Stutterheim and Mr R. Rosenstein to the management board of the Company with effect as of immediately after Completion.

7.3.2                              Payment of the Advance Payment in accordance with Clause 3.2 and the Cash Consideration Payment in accordance with Clause 7.2 and issuance of the Consideration Shares in accordance with Clause 7.3.1(k) shall discharge the Purchaser in respect of the payment of the Base Purchase Price.

7.4                                        Best efforts to consummate Completion

Each Party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the Completion as soon as practicable.

7.5                                        Awareness of satisfaction or threatening non-satisfaction

Each Party shall notify the other Party immediately upon becoming aware of the satisfaction of an action referred to in Clause 7.3 or upon becoming aware that an action as referred to in Clause 7.3 will or may not be satisfied (providing appropriate details and clarification to the other Party as to the reason why the relevant action will or may not be satisfied).

7.6                                        Failure to consummate Completion by the Seller

If the obligations of the Seller under Clause 7.3 are not complied with and such failure to comply is not remedied within three (3) Business Days after having been notified by the Purchaser, the Purchaser may in its sole discretion terminate this Agreement.

8                                                  WARRANTIES

8.1                                        Seller’s Warranties

The Seller hereby represents and warrants to the Purchaser that, except as Disclosed in the Disclosed Information:

(a)                       each of the warranties included in Annex 8.1 (the Seller’s Warranties) paragraph 1 (General), 2 (The Company), 4 (Shares), 5 (Leakage), 6 (Conduct of business), 11 (Taxes) and 21 (Full disclosure) is true and accurate on the date of this Agreement and on the Completion Date, unless specifically stated otherwise in Annex 8.1; and

(b)                       each of the other warranties included in Annex 8.1 is true and accurate on the date of this Agreement.

8.2                                        No implied Warranties

The Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion however provided to the Purchaser or any of its advisors. The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given other than the Seller’s Warranties.

8.3                                        Seller’s knowledge

Any statement in this Agreement which refers to the knowledge, information, belief or awareness of the Seller - including the expressions ‘to the Seller’s best knowledge’ and ‘known to the Seller’s and/or any similar expression - shall be deemed to comprise such knowledge, information, belief, awareness or knowledge that the Seller and/or the board of managing directors (bestuur) of the Seller actually (feitelijk) have, or are deemed to have after having made due and careful inquiries with the Key Employees.

8.4                                        Each Seller’s Warranty separate

Each of the Seller’s Warranties shall be construed as a separate warranty and shall not be limited or restricted, whether expressly or by reference to or inference from the terms of any other Seller’s Warranties or by any other provision of this Agreement and where a fact or circumstance would entitle the Purchaser to make a claim in respect of more than one Seller’s Warranty or both a Seller’s Warranty and an indemnity set out in Clause 11 or Clause 12, it shall be the sole discretion of the Purchaser to determine the provisions under which it makes a claim.

8.5                                        No knowledge of Purchaser

Purchaser hereby warrants to the Seller, on the basis of its review of the Disclosed Information, that on the date of this Agreement, it has no knowledge of any Warranty Breach.

8.6                                        Notification of Warranty Breach

The Seller shall forthwith after becoming aware of a breach of any of the Seller’s Warranties (a Warranty Breach) or of any event or circumstance that may to the knowledge of the Seller reasonably be expected to result in a Warranty Breach, inform the Purchaser in writing thereof, setting forth all relevant details in respect of such Warranty Breach.

8.7                                        Purchaser’s Warranties

The Purchaser hereby warrants to the Seller that each of the statements included in Annex 8.7 is true and accurate on the date of this Agreement and on the Completion Date (the Purchaser’s and Parent’s Warranties).

9                                                  BREACH

9.1                                        Breach by the Seller

Subject to the provisions of Clause 10, in the event of a Warranty Breach, the Seller shall be liable and shall compensate the Purchaser or, at the request of the Purchaser, the Company for the Damages suffered (or to be suffered) by the Purchaser and/or any of its Affiliates (inclusive the Company after Completion) resulting from such Warranty Breach. The right of the Purchaser (and the Company) to compensation for Damages shall be without prejudice to any other right of the Purchaser, including the right to demand specific performance (whereby it shall be the sole discretion of the Purchaser to seek compensation for Damages, specific performance or both).

9.2                                        Notification of claims

The Purchaser shall as soon as reasonable possible after being notified or becoming aware of any fact, circumstance or event which has led or may lead to a Warranty Breach, inform the Seller thereof in writing stating, to the extent reasonably possible, the facts, circumstances or events that have led or may lead to a Warranty Breach and a reasonable estimate of the Damages suffered or reasonably expected to be suffered. If for whatever reason, the Purchaser does not timely notify the Seller, no claim for Damages in respect of such Warranty Breach shall be taken into account to the extent that such Warranty Breach could have been mitigated and not timely notifying the Seller thereof causes damages to the Seller or limits the Seller’s possibilities to mitigate or limit its damages. Such a notification given within such period shall be considered a notification within the meaning of article 7:23(1) DCC.

9.3                                        Third party claims

9.3.1                              Subject to Clause 13.1, the Purchaser or the Company shall give written notice to the Seller of claims of any third party resulting in or relating to a Warranty Breach as soon as possible after becoming aware thereof. The Parties shall consult with each other on the course of action to be taken in respect of such claim. The Purchaser shall procure that the Company shall take the action (or refrain from taking action) so agreed between the Parties. If the Parties do not agree on the course of action to be taken, the Purchaser shall, at its sole discretion, be entitled to take, or procure that the Company takes, any action necessary to defend the third party claim, and to avoid, dispute, defend, appeal, compromise or settle the claim in any manner that the Purchaser deems appropriate and shall assume any liability (if any) arising in connection therewith. The Purchaser shall be obliged to comply with its statutory obligations to limit the Damages as much as possible.

9.3.2                              The Parties will cooperate with each other in dealing with any third party claim (not being a Tax Claim) and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts there from. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such third party claim or otherwise required by Applicable Laws or stock exchange rules.

9.4                                        Claim related documents

The Parties shall maintain and shall procure that each of its Affiliates shall maintain, post Completion, in good order all relevant documents, data and information relating to (i) any Warranty Breach or possible Warranty Breach, and (ii) any of the indemnities set out in Clause 11 and 12.

10                                           LIMITATION OF LIABILITY

10.1                                 Maximum liability

Subject to Clause 10.2 and except as provided for in Clause 10.3, the maximum aggregate liability of the Seller in respect of any and all Warranty Breaches shall not exceed an amount equal to EUR 3,000,000 (in words: three million euro).

10.2                                Minimum (aggregate) claims

Subject to Clause 10.3 the Seller shall not be liable in respect of a Warranty Breach:

(a)                       unless the amount of Damages with respect to any single claim or series of related claims exceeds EUR 50,000 (in words: fifty thousand euro); and

(b)                       unless the aggregate amount of Damages with respect to all claims payable as referred to in paragraph (a) above exceeds EUR 250,000 (in words: two hundred and fifty thousand euro), in which case the full amount shall be payable and not merely the excess.

10.3                                 No limitation of Seller’s liability

10.3.1                       The Parties agree that the limitations set out in Clauses 10.1 and 10.2 shall not apply in respect of claims resulting from, in connection with or attributable to:

(a)                       a Warranty Breach in respect of paragraph 5 (Leakage);

(b)                       a Warranty Breach in respect of paragraph 6 (Conduct of business) contained in Annex 8.1, provided, however, that the overall liability of the Seller under this paragraph shall in no event exceed fifty per cent. (50%) of the Purchase Price;

(c)                        a Warranty Breach in respect of paragraph 1 (General), paragraph 2 (The Company), paragraph 4 (Shares) contained in Annex 8.1, provided, however, that the overall liability of the Seller under these paragraphs shall in no event exceed hundred per cent. (100%) of the Purchase Price;

(d)                       a Warranty Breach in respect of paragraph 11 (Taxes) contained in Annex 8.1 or an indemnity under Clause 12, provided, however, that the overall liability of the Seller under this paragraph shall in no event exceed hundred per cent. (100%) of the Purchase Price;

(e)                        an indemnity under Clause 11 provided, however, that the overall liability of the Seller under an indemnity under Clause 11 shall in no event exceed an amount equal to seventy-five per cent. (75%) of the Purchase Price; and

(f)                         fraudulent conduct of the Seller or any of its Representatives.

10.3.2                       Subject to the provisions of Clause 10.3.1, the maximum aggregate liability of the Seller in respect of any and all Seller’s Breaches shall not exceed an amount equal to hundred per cent. (100%) of the Purchase Price.

10.4                                 Time limitation

The liability of the Seller in respect of a Warranty Breach shall continue until:

(a)                       the fifth (5th) anniversary of the Completion Date with respect to the Seller’s Warranties in paragraph 1 (General), paragraph 2 (The Company) and paragraph 4 (Shares) contained in Annex 8.1;

(b)                       the date that is thirty (30) Business Days after the last day on which a Tax Authority can claim the underlying Tax from the Company with respect to the Seller’s Warranties in paragraph 11 (Taxes) contained in Annex 8.1; and

(c)                        eighteen (18) months as of the date of signing this Agreement with respect to all other claims for a Warranty Breach.

The above shall apply instead of section 7:23(2) of the DCC.

10.5                                 Reduction of liability

10.5.1                       In calculating the liability of the Seller in respect of any Warranty Breach and/or the Tax Indemnity as set out in Clause 12, such liability shall be reduced by the economic benefits relating to that claim, if any, including:

(a)                       any amount recovered from any third parties including insurers in respect of such claim or the event or circumstance giving rise to such claim;

(b)                       the amount of any provision in the Estimated Balance Sheet specifically allocated to the event or circumstance giving rise to the claim; or

(c)                        any amount of Tax saving, refund and/or benefit actually (to be) enjoyed or received by the Purchaser and/or the Company related to the event or circumstance giving rise to such claim.

10.5.2                       The Seller shall not be liable in respect of a Seller’s Warranty Breach to the extent it relates to a change in the Accounting Principles of the Purchaser, the Parent or an Affiliate of the Parent after the Completion Date, unless such change has been enacted to comply with the Accounting Principles, in the event the Company did not fully comply with the Accounting Principles at the Completion Date.

10.5.3                       If in respect of any fact, circumstance or event which would otherwise give rise to a Seller’s Breach, the Purchaser or the Company is entitled to seek recourse against any third party, the Seller and the Purchaser agree that the Company shall, to the extent commercially viable, seek recourse against such third party. If the Company decides to seek recourse in accordance with the provisions of the previous sentence, the Seller and the Purchaser agree that the Company shall use commercially reasonable efforts to pursue such recourse to the extent that it remains commercially viable to do so.  The amount of money recovered from such third party by the Purchaser (net of taxation and less any reasonable out of pocket costs of recovery) shall be applied to reduce pro rata parte or extinguish the claim for such Seller Breach.  If an amount has already been paid by the Seller in respect of such Seller’s Breach, the provisions of Clause 10.5.4 shall apply.

10.5.4                       Where the Seller is liable in respect of the Seller’s Breach and elects to make payment to the Purchaser and the Purchaser or the Company has a right of reimbursement (in whole or in part) against any person in respect of the same loss or damage that has been compensated by the Seller, to the extent the Seller is not subrogated in the rights of the Purchaser or the Company by operation of law, the Purchaser shall or shall procure that the Company shall assign and transfer to that Seller the benefit of that right for no further consideration. Where a third party’s consent to such assignment is required, the Purchaser shall use all reasonable efforts to obtain such consent. The Purchaser hereby agrees that if it or the Company receives a payment from a third party (a Recovery Amount) that represents the same loss or damage in respect of which the Seller had already paid an amount of Damages to the Purchaser, the Purchaser will as soon as reasonably possible transfer or procure transfer into the Seller’s Account an amount equal to the lesser of the Recovery Amount (net of taxation and less any reasonable out of pocket costs of recovery) and the sum paid by the Seller in relation to such Seller’s Breach.

11                                           SPECIFIC INDEMNITIES

11.1                                 Subject to Clause 10.1, the Seller shall, on a euro-for-euro basis, indemnify (vrijwaren) and hold harmless the Purchaser, or at the direction of the Purchaser, the Affiliates of the Purchaser (which includes the Company after Completion - the Purchaser and its Affiliates including the Company after Completion herein collectively also referred to as the Purchaser Indemnified Parties) from, and shall compensate the Purchaser and the Purchaser Indemnified Parties for, any damages, losses, costs and expenses of whatever nature (including court costs and advisor’s fees) incurred by any of the Purchaser Indemnified Parties as a result of, in connection with or attributable to:

(a)                       any claim in connection with or as a result of the Company prior to Completion having sold more tickets to the public than allowed pursuant to the Venue Agreements;

(b)                       any and all costs and/or claims (both from a civil law and a tax perspective) either arising prior to Completion or post Completion in connection with or as a result of the Company making use of the services of any self-employed services providers (ZZP-ers/opdrachtnemers) prior to Completion;

(c)                        any and all claims of Employees regarding benefits under the Sickness Benefits Act and Labour Capacity Act; and

(d)                       any claim in connection with or as a result of a mandatory participation in the pension scheme of an industry wide pension fund by the Company.

11.2                                 None of the limitations of liability of the Seller (whether in amount, in terms of claim period or by way of reduction of liability) as set out in Clause 10, except for Clause 10.3.1(e), shall apply to liability of the Seller pursuant to the indemnities set out in Clauses 11 and 12, and shall, for the avoidance of doubt, not be limited to Damages only.

12                                           TAX INDEMNITY

12.1                                 Tax Indemnity

Subject to Clause 10.3.1(d), The Seller shall be responsible for, shall pay or cause to be paid, and shall, on a euro-for-euro basis, indemnify (vrijwaren) and hold harmless the Purchaser Indemnified Parties and their respective directors, officers, employees from, and shall compensate the Purchaser Indemnified Parties for, and will pay to the Purchaser Indemnified Parties, the amount of any Tax Liability of the Company (or any of their predecessors) relating to:

(a)                       the period between Effective Date and Completion Date if and to the extent the Tax Liability is incurred outside the ordinary course of business of the Company;

(b)                       the period up to the Effective Date;

(c)                        any Event occurring on or prior to the Effective Date;

(d)                       any Event occurring between Effective Date and Completion Date if and to the extent such Event occurs outside the ordinary course of business of the Company;

(e)                        any costs or expenses, including but not limited to (reasonable) advisor’s fees, incurred by the Purchaser or the Company in connection with:

(i)                          any Tax Liability relating to the period up to the Effective Date (or, as the case may be, to the Completion Date if and to the extent the Tax Liability is incurred outside the ordinary course of business of the Company) or any Event occurring on or prior to the Effective Date (or, as the case may be, the Completion Date, if and to the extent such Event occurs outside the ordinary course of business of the Company); or

(ii)                       any action taken in avoiding, resisting or settling any such Tax Liability or taking any action under this Agreement;

(f)                         the consolidated, combined or unitary group of which the Company (or any of their predecessors) is or was a member on or prior to Completion, including, for the avoidance of doubt: (i) any claims under the 1990 Dutch Tax Collection Act (Invorderingswet 1990), and (ii) other liabilities that would not have arisen but for the relationship of the Company with the Seller’s Group, on or at any time prior to Completion;

(g)                        any correction imposed by any Tax Authority to the transfer prices reported by the Company;

(h)                       any and all Taxes due on the basis of section 34 (recipients’ liability) and section 35 (chain liability) of the Dutch Collection Act 1990 (Invorderingswet 1990) including any other levies, duties and other costs, which the Purchaser is obliged to pay to any Governmental Entity.

(i)                           all and any claims made by the collector of direct Taxes and indirect Taxes in the context of the chain and recipients’ liability, as well as any recovery claims based on such liabilities by subcontractors charged with (part of) the work; and

(j)                          all and any claims related to the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen) and the Dutch Placement of Personnel by Intermediaries Act (Wet allocatie arbeidskrachten door intermediairs),

(a payment due by the Seller pursuant to this paragraph, a Tax Indemnity Payment).

12.2                                 Exclusions

A Tax Indemnity Payment shall not be considered due if and to the extent a provision for the Tax Liability giving rise to the Tax Indemnity Payment was included in the Estimated Balance Sheet.

12.3                                 No limitation for rights against other persons

The liability of the Seller to make any payment pursuant to this Clause 12 shall not be affected by any right the Purchaser or the Company may have against any other person.

13                                           PROCEDURES FOR TAX CLAIMS

13.1                                 Notification

The Parties shall forthwith after becoming aware of a Tax Claim or of any event that could lead to a Tax Claim inform the Purchaser or the Seller, as the case may be, thereof in writing, setting forth any and all relevant details in respect of such Tax Claim or such event. Such a notification given within such period shall be considered a notification within the meaning of section 7:23(1) of the DCC. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken.

13.2                                 Conditions for Seller’s co-ordination

The Parties may agree that the Seller shall co-ordinate all communication with the applicable Tax Authority under the following conditions:

(a)                       the Seller shall keep the Purchaser informed of all developments and events relating to a Tax Claim;

(b)                       the Seller shall prepare and file the requisite notifications and/or other documents (the Tax Documents) in co-operation with the Purchaser and the Company, excluding regular and periodic wage taxes and VAT filings related to the period prior to Completion, which shall be done by the Seller without notification and/or co-operation;

(c)                        the Seller shall procure that such Tax Documents shall be completed and correct in all respects and, in any case, the Seller shall not take any positions in the Tax Documents that could have an adverse effect on Tax position of the Purchaser and/or the Company;

(d)                       before making any filings of Tax Documents with any Tax Authority, a draft of the relevant requisite Tax Document shall be submitted by the Seller to the Purchaser (or such advisers as it shall nominate) at least fifteen (15) Business Days before its intended filing or submission;

(e)                        the Purchaser and its advisers shall in addition hereto be given access to all information necessary to determine its accuracy;

(f)                         if, within ten (10) Business Days of receiving any such draft, the Purchaser makes any comments, corrections or additions in respect of the draft Tax Document to the Seller those comments, corrections and additions shall, to the extent that they are reasonable, be reflected in the relevant Tax Document before filing hereof;

(g)                        despite the fact that the Seller co-ordinates communications with the Tax

Authority, the Purchaser shall always be entitled, but not obliged, to participate in any proceedings, meetings or other communications that may have impact on the Tax Claim; and

(h)                       the Seller shall not take positions which could have a negative effect on the pre-Completion Tax position of the Purchaser or the Company and shall not settle or otherwise compromise any Tax Claim relating to a pre-Completion period with respect to the Company without first obtaining the written consent of the Purchaser.

13.3                                 Seller to co-ordinate

If the Parties do not agree on the course of action to be taken in relation to a Tax Claim, the Seller shall, at its sole discretion, be entitled to take, or procure the Company to take, any action necessary to defend the Tax Claim, and to avoid, dispute, deny, defend, resist, appeal, compromise, contest or settle the claim in any manner that the Seller deems appropriate. The Seller shall use reasonable endeavours to strike a fair balance between the interests of the Seller in keeping the Tax Claim as low as possible and the interests of the Company to maintain good business relations with any Tax Authority.

13.4                                 Co-operation

The Parties will co-operate with each other in dealing with any Tax Claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Tax Claim or otherwise required by Applicable Laws or stock exchange rules.

13.5                                 Tax Audit

The above Clause 13.1 through 13.4 relating to a Tax Claim shall apply mutatis mutandis to any Tax Audit.

14                                           PERSONAL LIABILITY VEENBOER

Veenboer agrees that he will be personally liable for the due and punctual performance of Seller’s obligations under this Agreement by way of separate and independent own obligation, and therefore not by way of surety (borgtocht), with respect to any and all claims that the Purchaser and the Company may have against the Seller in connection with or resulting from this Agreement, provided however that the liability of Veenboer shall never exceed an amount equal to the Purchase Price. Such liability of Veenboer resulting from this Clause 14 will only arise after the Seller has failed to perform its respective obligation under this Agreement. Veenboer waives any exceptions and defences afforded to sureties (borgen) pursuant to Dutch law.

15                                          POST COMPLETION COVENANTS

15.1                                 Non-financial covenants

The Purchaser and the Parent hereby undertake towards both the Seller and the Company that they shall use best efforts to procure that:

(a)                       all events and festivals planned and/or booked by the Company up to 31 December 2014 shall continue to take place as planned;

(b)                       the name and website of “Awakenings” festival shall continue to exist for a period of five (5) years as from the Completion Date and the “Awakenings” brand will be mentioned second from above on the Parent’s website in the section “Our Companies” (after “ID&T”);

(c)                       Veenboer and the Key Employees shall each remain an employee of the Company for at least five (5) years as of Completion and each of the Key Employment Agreements will provide for an increase in salary as from 1 January 2015, unless one or more of such Key Employments Agreement is terminated  in accordance with the terms and conditions thereof;

(d)                       the Key Employees shall keep their current professional contact details for a period of five (5) years from the Completion Date or, if a Key Employment Agreement is terminated prior to such five (5) year period, such a shorter period; and

(e)                        Veenboer shall, until the earlier of:

(i)                          the fifth anniversary of the Completion Date; and

(ii)                       the date upon which Veenboer is no longer employed with the Company,

be in charge of and responsible for all events and/or bookings related to techno music in the Netherlands which are organized by the Parent and/or its Affiliates.  The responsibilities of Veenboer regarding new events and initiatives by the Parent and/or its Affiliates will be considered during this period on a case-by-case basis.

15.2                                 Covenants concerning consistency of business

15.2.1                       The Purchaser and the Parent agree that, up to and including the date on which the Purchaser Adjustment as set out in Clause 3.3.15 (if any) has been paid to the Seller:

(a)         the Seller shall constitute, together with two (2) individuals designated by the Purchaser (being Mr D.C.P. Stutterheim and Mr R. Rosenstein) the entire management board of the Company;

(b)                      the Seller shall be enabled to manage the Company in the ordinary course of business and consistent with past practice, it being understood that the Seller shall be granted a power of attorney to the effect that the Seller will be authorized to bind the Company for any legal acts not exceeding an amount of EUR 50,000; and

(c)                       the Accounting Principles of the Company will not be amended.

15.3                                 No compete and non-solicitation

15.3.1                       Each of the Seller and Veenboer hereby undertakes towards both the Purchaser and the Company that it shall not, or allow any of its Affiliates, without the prior written consent of the Purchaser:

(a)                       for a period of three (3) years from the Completion Date in any capacity or in any way whatsoever in any jurisdiction in which the Company conduct business on the Completion Date, either directly or indirectly be engaged in or concerned with, or approach any person with a view to being engaged in or concerned with, the conduct of any business similar to or competing with Business;

(b)                       for a period of three (3) years from the Completion Date persuade or cause, or attempt to persuade any Employee or any distributor or commercial agent of the Company to terminate his relationship with any of the Company, or employ or engage any such person within one (1) year of the effective termination of his relationship with the Company, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent and the Company; and

(c)                        for a period of three (3) years from the Completion Date persuade or cause or attempt to persuade any customer, supplier or person otherwise doing business with the Company to terminate his relationship with the Company or take any action that may result in the impairment of such relationship or assist or cause or attempt to assist any competitor of the Company in the conduct of any business referred to in Clause 15.3.1(a).

15.3.2                       Each of the Seller and Veenboer, as the case may be, will forfeit to the Purchaser or, at the Purchaser’s direction, to the Company, a penalty in the amount of EUR 100,000 (in words: one hundred thousand euro) for each breach of any of its respective obligations under Clause 15.3.1 and, furthermore, a penalty in the amount of EUR 10,000 (in words: ten thousand euro) for every day that such breach persists, commencing on the first day of the applicable breach. Penalties under this Clause 15.3.2 shall be forfeited automatically without any notice of the applicable breach being required and shall be forfeited in addition to and without prejudice to any other rights the Purchaser or the Company may have, including but not limited to the right to claim Damages in excess of the stated penalties or the right to claim specific performance (nakoming).

15.4                                 Further assurances

15.4.1                       Prior to, on or after Completion each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other Party within the power of influence of the relevant Party) all such deeds, documents, acts and things as the other Party may from time to time reasonably require in order to give full effect to this Agreement.

15.4.2                       The Seller shall provide all cooperation reasonably requested by the Parent in connection with the Parent reporting the Transaction subject to this Agreement in accordance with Applicable Laws.

15.4.3                       Each Party agrees that such party will not make any verbal or written statements that disparage, defame, malign or harm the business, professional or personal reputation of any other party, including, without limitation, the members, directors, officers, and employees of the Parent.

16                                           CONFIDENTIALITY

16.1                                 Subject to Clause 16.2, the Parties (i) shall treat as strictly confidential all non-public information whether in writing, oral or otherwise received or obtained in respect of the subject matter of this Agreement and all transactions contemplated hereby and (ii) shall not, and shall not permit their Affiliates to, make any announcement or circular in respect of the subject matter of this Agreement and all transactions contemplated hereby, without the prior written consent of the other Party not to be unreasonably withheld.

16.2                                 Clause 16.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)                       the disclosure or use is required by Applicable Laws or any recognized stock exchange on which the shares of any Party are listed;

(b)                       the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(c)                        the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of Clause 16.1 in respect of such information as if they were a party to this Agreement; or

(d)                       the other Party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clause 16.2(a) and 16.2(b) the Party concerned promptly notifies the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

16.3                                 The Seller acknowledges that it is in possession of confidential information concerning the business of the Parent. Except as otherwise required by Applicable Laws, the Seller, shall, and shall cause its respective Affiliates and Representatives to, (i) treat confidentially and not disclose all or any portion of such confidential information, or (ii) not use such confidential information for the benefit of themselves or any other person. The Seller acknowledges and agrees that such confidential information is proprietary and confidential in nature and part of the business of the Parent. If the Seller, or any of its respective Affiliates or Representatives is requested or required to disclose (after such Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Parent about the

Seller’s intention to make, and the proposed contents of, such disclosure) any of the confidential information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), the Seller, shall, or shall cause its respective Affiliates or Representatives to, provide the Parent with prompt written notice of such request so that the Parent may, at its own expense, seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Seller or its respective Affiliate or Representative may disclose only that portion of the confidential information which such person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the Seller shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information so disclosed. The Seller further agrees that, from and after the Completion Date, the Seller and its respective Affiliates and Representatives, upon the reasonable request of the Parent, promptly will deliver to the Parent all documents, or other tangible embodiments in its possession, constituting confidential information or other information with respect to the business of the Parent.

17                                           ACKNOWLEDGEMENT IN RELATION TO THE TOTAL CONSIDERATION SHARES

17.1                                 The Seller understands that both the Consideration Shares and the Additional Consideration Shares (together the Total Consideration Shares) have not been registered under the Securities Act of 1933, as amended (the Securities Act), on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Section 4(a)(2) of the Securities Act and/or Regulation S, and the applicable state securities laws (the State Laws) and that the reliance of the Parent on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Clause 17.

17.2                                 The Seller (i) acknowledges that the Total Consideration Shares have not been registered under the Securities Act and the State Laws, and that the Total Consideration Shares must be held indefinitely by it unless it is subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Total Consideration Shares made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required; and (iii) is aware that Rule 144 is not presently available for use by the Parent for the offering of the Total Consideration Shares.

17.3                                 The Seller is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

17.4                                 The Seller can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Total Consideration Shares. The Seller has been afforded the opportunity to obtain information necessary to verify the accuracy of any representations or information and has had all of its inquiries to the Parent answered in full, and has been furnished all requested materials relating to the Parent, the offering of the Total Consideration Shares.

17.5                                 The Total Consideration Shares shall not be transferable, as set out in the Lock-Up Agreement, except upon the conditions specified in this Clause 17, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of the Total Consideration Shares. The Seller will not transfer any of the Total Consideration Shares in violation of the provisions of any applicable U.S. federal or state or other Applicable Laws regarding securities.

The Seller acknowledges that the Total Consideration Shares are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Parent agrees to make reasonable efforts to cooperate with the Seller in order to ensure transferability of the Total Consideration Shares in accordance with the Lock-Up Agreement and the provisions of the Securities Act.

17.6                                 The Seller acquires the Total Consideration Shares for investment purposes only, for its own account, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

17.7                                 The offer of the Total Consideration Shares to the Seller is not made by any public or general means or pursuant to any public or general solicitation.

17.8                                 The Seller:

(a)                       is not a “U.S. Person” (as defined in Regulation S, promulgated under the Securities Act), was not formed under the Laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(b)                       does not acquire the Total Consideration Shares for the account or on behalf of any U.S. Person;

(c)                        was outside the United States at the time the offer to purchase the Total Consideration Shares was received and as of the date hereof;

(d)                       does not acquire the Total Consideration Shares for the purpose of sale or distribution in the United States in a manner that does not comply with the requirements of Regulation S;

(e)                        acknowledges that the Total Consideration Shares bear a restrictive legend to this effect that the Parent might, in order to approve removal of the restrictive legend from certificates evidencing the Total Consideration Shares, require from the Seller (i) certain written representations to indicate that a sale of the Total Consideration Shares was made in a transaction that complies with the provisions of Regulation S, pursuant to a registration of the Total Consideration Shares under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act and (ii) a legal opinion that removal of the legend is appropriate;

(f)                         acknowledges that the Total Consideration Shares are not permitted to be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act;

(g)                        has not made any pre-arrangement to transfer any of the Total Consideration Shares to a U.S. Person or to return any of the Total Consideration Shares to the United States securities markets (which includes short sales and hedging transactions in the United States within the periods restricted under Regulation S) and does not acquire the Total Consideration Shares as part of any plan or scheme to evade the registration requirements of the Securities Act;

(h)                       has not engaged in any “directed selling efforts” (as defined in Regulation S) in the United States regarding any of the Total Consideration Shares and has not engaged in any act intended to or that reasonably might have the effect of preconditioning the United States market for the resale of any of the Total Consideration Shares;

(i)                           is not a “distributor” (as defined in Regulation S) and is not an officer, director, or “affiliate” (as that term is defined in Rule 405 under the Securities Act) of any of the Parent or an “underwriter” or “dealer” (as such terms are defined in the federal securities Laws of the United States); and

(j)                          does not have a short position in, or other hedged position with respect to, any of the Total Consideration Shares or any other securities in the Parent.

17.9                                 At the time that the Seller acquires the Total Consideration Shares, the Seller is entitled to acquire the Total Consideration Shares under the Applicable Laws of all relevant jurisdictions that apply to the Seller and has fully observed such Applicable Laws and complied with all necessary formalities.

17.10                          The Seller shall hold the Total Consideration Shares, free and clear of all Encumbrances.

18                                           TERMINATION

18.1                                 This Agreement may be terminated prior to Completion and the Transaction may be abandoned by Notice given by the Purchaser:

(i)                          in accordance with Clause 7.6; or

(ii)                       if the Transaction shall have been permanently restrained or prohibited by a competent Governmental Entity.

In the event of termination of this Agreement by the Purchaser as a result of Clause 18.1(i) the Seller shall pay the Purchaser a break-up fee equal to an amount of the Advance Payment. The break-up fee as referred to above are the only damages that are due by the Seller in such event and the Purchaser hereby waives its right to claim damages in excess of the amount of the break-up fee.

18.2                                 This Agreement may be terminated prior to Completion and the Transaction may be abandoned by Notice given by the Seller if the Transaction shall have been permanently restrained or prohibited by a competent Governmental Entity.

In the event of termination of this Agreement by the Seller as a result of this Clause 18.2 the Purchaser shall pay the Seller a break-up fee equal to an amount of the Advance Payment which break-up fee shall be set off against the Advance Payment. The break-up fee as referred to above are the only damages that are due by the Purchaser in such event and the Seller hereby waives its right to claim damages in excess of the amount of the break-up fee.

18.3                                 In the event of the termination of this Agreement and the abandonment of the Transaction pursuant to this Clause 18:

(a)                       all filings, applications and other submissions made pursuant to this Agreement shall, at the discretion of the Party that has made such filing, application or submission, and to the extent practicable, be withdrawn from the Governmental Entity to which it was made; and

(b)                       none of the Parties or their respective employees, Affiliates, or Representatives shall in any respect retain a residual liability towards any of the other Parties, except (i) to the extent that the termination is the result of a breach of this Agreement or the fraudulent or wilful misconduct or gross negligence of a Party, any of its Affiliates, employees or Representatives or (ii) in the event of termination by the Seller in accordance with the provisions of Clause 7.6.

19                                           COSTS AND EXPENSES

19.1                                 Costs and expenses

Save as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers, incurred in connection with the preparation, negotiation and signing of this Agreement.

19.2                                 Notarial deed of transfer

The costs and expenses of the notarial deed of transfer related to this Agreement and other notarial documentation required to give effect to the transfer of the Shares shall be borne by the Purchaser.

20                                           PAYMENTS

20.1                                 Bank accounts

Unless expressly stated otherwise, all payments to be made under this Agreement shall be made in Euros:

(a)                       if to the Seller, to the Seller’s Account;

(b)                       if to the Purchaser, to the Purchaser’s Account; and

(c)                        if to the Notary, to the Notary Account.

20.2                                 Interest

Save as expressly otherwise provided in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement, it shall pay interest on the basis of the then applicable three (3) months EURIBOR rate on that sum from the date on which payment is due until the date of actual payment (as well after as before judgment), which interest shall accrue from day to day and be compounded monthly.

20.3                                 No counterclaim or set-off

All payments made by the Seller under this Agreement shall be made free of any counterclaim or set off and without deduction or withholding of any kind other than any deduction or withholding required by Applicable Laws, it being understood that, without prejudice to any other remedies the Purchaser may have, the Purchaser shall be entitled, as a continued security for the due and punctual fulfilment by the Seller of its obligations and liabilities under this Agreement, to set off any liability of the Seller to the Purchaser to repay Leakage, including Additional Leakage, to the extent that the Additional Leakage Amount has been agreed in accordance with Clause 4.3.2 or has been finally determined in accordance with the provisions of Clause 3.3.13 and 3.3.14) with the obligation of the Purchaser to pay the Purchaser Adjustment as set out in Clause 3.3. To the extent that any Leakage has occurred, including Additional Leakage, to the extent that the Additional Leakage Amount has been agreed in accordance with Clause 4.3.2 or has been finally determined in accordance with the provisions of Clause 3.3.13 and 3.3.14), such Leakage shall be set off against the obligation of the Purchaser to pay the Purchaser Adjustment as set out in Clause 3.3.15 to the extent possible in light of the provisions of Clause 3.3.6. The Parties acknowledge and agree that if the Total Leakage Amount exceeds the Purchaser Adjustment such excess will be paid by the Seller to the Purchaser within ten (10) Business Days after the Product Calculation has been agreed in accordance with Clause 3.3.12 or has been finally determined in accordance with Clause 3.3.13.

20.4                                 Deduction or withholding

20.4.1                       If the Seller is required by Applicable Laws to make a deduction or withholding in respect of any sum payable under this Agreement, the Seller shall pay to the Purchaser such additional amounts as are necessary to ensure receipt by the Purchaser of the full amount which would have been received but for the deduction or withholding.

20.4.2                      If the Purchaser is required by Applicable Laws to make a deduction or withholding in respect of any sum payable under this Agreement, the Purchaser shall pay to the Seller such additional amounts as are necessary to ensure receipt by the Purchaser of the full amount which would have been received but for the deduction of the withholding.

21                                           ASSIGNMENT

21.1                                 None of the Parties shall be entitled to assign (or cause to be transferred, whether by specific or general title) this Agreement or any of its rights hereunder, or transfer any of its duties or obligations under this Agreement, or create any Encumbrance on its rights hereunder, without the prior written consent of the Seller (in case of assignment by the Purchaser) or the Purchaser (in case of assignment by any of the Seller), provided that the Purchaser shall be entitled:

(a)                       to assign this Agreement to any of the companies in the Purchaser’s Group; and

(b)                       to assign this Agreement to a purchaser of the Company.

21.2                                 Any purported assignment, transfer or Encumbrance in contravention of this Clause 21 shall be deemed to be null and void.

22                                           ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, oral or written between parties, with respect to the subject matter of this Agreement.

23                                           AMENDMENTS

This Agreement may not be amended, supplemented or terminated nor may any provisions thereof be waived except by a written instrument signed by the Parties.

24                                           WAIVER

Except as expressly stated otherwise in the Agreement, no omission or delay on the part of any Party in exercising any right, power, or remedy under this Agreement, shall prejudice or impair such right, power or remedy or be construed as a waiver thereof. Any single or partial exercise of such right, power or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power or remedy.

25                                           NO THIRD PARTY BENEFICIARIES

This Agreement is concluded for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and nothing herein is intended to nor shall implicitly confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except to the extent expressly stated otherwise in this Agreement.

26                                          INVALIDITY

If any of the provisions (or any part of a provision) of this Agreement, or the applicability thereof to any Party or circumstance, shall be found by a court, arbitrator or other Governmental Entity to be void or unenforceable or in conflict with the Applicable Laws of any state or jurisdiction it shall be deemed severed from this

Agreement and it shall not affect or impair:

(a)                       the legality, validity or enforceability in that jurisdiction of any other provision (or the remaining part of the relevant provision) of this Agreement; or

(b)                       the legality, validity or enforceability under the Applicable Laws of any other relevant jurisdiction of that or any other provision of this Agreement.

The subject provision shall be replaced by a valid, legal and enforceable provision which, seen in the context of this Agreement as a whole, approximates as close as possible to the original intent of the Parties and of the subject provision.

27                                           NOTICES

27.1                                 Any Notice shall be in writing and sent to the address or facsimile number of such other Party set out below or at such other address as the Party to be given Notice may have notified to the other Parties from time to time:

If to the Seller:

Attn:	Mr. R.A.P. Veenboer
Address:	Herengracht 433, (1017 BR) Amsterdam, the Netherlands

If to Purchaser:

Name:	SFXE Netherlands Holdings B.V.
Attn:	General Counsel
Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA

If to the Parent:

Name:	SFX Entertainment Inc.
Attn:	General Counsel
Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA

If to the Company:

Name:	Monumental Productions B.V.
Attn:	Mr R.A.P. Veenboer
Address:	Herengracht 433, (1017 BR) Amsterdam, the Netherlands

If to Veenboer

Address:	Eeuwigelaan 44, (1861 CN) Bergen (NH), the Netherlands

27.2                                 Deemed delivery

Any Notice shall be delivered by hand or courier, or sent by registered post or facsimile, and shall be deemed to have been received or served upon receipt or refusal thereof.

27.3                                 Formal service of documents

The provisions of Clause 27.1 and 27.3 shall not apply in relation to the formal service of documents for the purpose of litigation. In relation of such formal service of documents for such purpose, the Parties hereby elect to have their domiciles (domiciliekeuze) at the addresses:

(a)        for the Purchaser and/or the Parent:

Name:	Loyens & Loeff N.V.
Attn:	Mr Harmen Holtrop
Address:	Fred. Roeskestraat 100, (1076 ED) Amsterdam, the Netherlands

(b)        for the Seller, the Company and/or Veenboer:

Name:	Allen & Overy LLP
Attn:	Mr Jan Louis Burggraaf
Address:	Apollolaan 15, (1077AB) Amsterdam, the Netherlands

28                                           NOTARIAL INDEPENDENCE

The Parties acknowledge that the Notary works with Loyens & Loeff N.V., the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby expressly agree that:

(a)                       the Notary shall execute any notarial deeds related to this Agreement; and

(b)                       the Purchaser is assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

29                                           NO RIGHT TO RESCIND OR NULLIFY AGREEMENT

Except as otherwise provided for in this Agreement, to the extent permitted by Applicable Laws, the Parties hereby waive their rights, if any, to annul, rescind or, after Completion, nullify, in whole or in part (gehele danwel partiële ontbinding en vernietiging), or to demand in legal proceedings the rescission (ontbinding) in whole or in part, or, after Completion, nullification (vernietiging) of, this Agreement, whether on the basis of error (dwaling) or otherwise, or to cancel or terminate (opzeggen) this Agreement.

30                                           GOVERNING LAW AND DISPUTES

30.1                                 Governing law

This Agreement shall be governed by and construed in accordance with the Applicable Laws of the Netherlands, without giving effect to the principles of conflict of laws thereof.

30.2                                 Disputes

30.2.1                       Any dispute (a Dispute) arising out of or in connection with this Agreement or any further agreement resulting from this Agreement, including questions in respect of the authority of the arbitrators or any injunctive relief or any other provisional measures, will be submitted to, resolved and finally and exclusively settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three (3) arbitrators appointed in accordance with those rules. At least one (1) arbitrator will be qualified as an experienced senior commercial practicing lawyer (advocaat). The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide in accordance with the rules of the laws of the Netherlands (naar de regelen des rechts). The Netherlands Arbitration Institute may not have the arbitral judgment published. Consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided for in article 1046 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering), is excluded.

31                                           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original. All the counterparts together shall constitute one and the same instrument and may be exchanged between the Parties by fax or by email as a PDF document.

32                                           EXCHANGE RATE

Where it is necessary to determine any monetary limit, threshold or amount for the purposes of this Agreement and the relevant monetary limit, threshold or amount is expressed in a currency other than Euros, the value of each limit, threshold or amount, as the case may be, shall be translated into Euros at the Exchange Rate on the date of occurrence of the event or circumstances bearing reference to the limit, threshold or amount to be so determined provided that should the event or circumstance relate to a period of more than one (1) day, then the applicable Exchange Rate shall be the average of the Exchange Rate over the duration of the event or circumstance.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning of this Agreement.

[ANNEXES, SCHEDULES AND SIGNATURE PAGE(S) TO FOLLOW]

ANNEX 1.1 — DEFINITIONS

2012 Accounts

means the Company’s unaudited annual accounts in respect of the period of 1 January 2012 up to and including 31 December 2012 consisting of a balance sheet and a profit and loss account with explanatory notes thereto, all in accordance with the Accounting Principles, and a director’s report of the Company’s board of managing directors in accordance with DCC;

2013 Accounts

means the Company’s audited annual accounts in respect of the period of 1 January 2013 up to and including 31 December 2013 consisting of a balance sheet, a cash flow statement and a profit and loss account with explanatory notes thereto, all in accordance with the Accounting Principles, and a director’s report of the Company’s board of managing directors accompanied by an unqualified auditors statement in accordance with DCC;

2014 Accounts

means the Company’s audited annual accounts in respect of the period of 1 January 2014 up to and including 31 December 2014 consisting of a balance sheet, a cash flow statement and a profit and loss account with explanatory notes thereto, all in accordance with the Accounting Principles, and a director’s report of the Company’s board of managing directors accompanied by an unqualified auditors statement, all in accordance with DCC;

Accounting Principles

means the accounting policies, practices, principles, treatments and the particular application thereof, of the Company as consistently applied as from 1 January 2012, provided such policies, practices, principles, treatments and the particular application thereof are in accordance with Dutch GAAP;

Accounts	means the 2012 Accounts and the 2013 Accounts;

Act	has the meaning ascribed thereto in the Lock-Up Agreement;

Action

means any suit, legal action, claim, investigation, hearing, arbitration, audit, assessment or proceeding (including any legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority);

Actual Working Capital	has the meaning ascribed thereto in Clause 3.3.2;

Additional Leakage	means any Leakage, except for the Leakage Amount that has been notified by the Seller to the Purchaser pursuant to the Leakage Notice;

Additional Leakage Amount	has the meaning ascribed thereto in Clause 4.3.1;

Advance Payment	has the meaning ascribed thereto in Clause 3.1.1(a);

Affiliate

means: (i) in relation to any person other than an individual, any person who is Controlled by, Controls or is under common Control with, such person; and (ii) in relation to an individual, his close relatives. For the purposes of this definition, close relatives means, in relation to any individual: (i) his spouse, parents, siblings and children (including step children); (ii) the trustees, acting in their capacity as such trustees, of any trust of which he or any of his close relatives is a beneficiary, or in the case of a discretionary trust, is a discretionary object; and (iii) any person of which he and/or his close relatives have Control;

Agreement	means this agreement and all of its Annexes, Schedules and Recitals, as it may be supplemented or amended from time to time by the Parties in accordance with the terms hereof;

Annex	means the annexes attached to this Agreement;

Appendices	means the appendices attached to this Agreement;

Applicable Laws

means with respect to the relevant subject matter or person, any and all governmental (whether national, supranational, state, provincial, local or any other level), quasi-governmental, or self-regulatory body’s laws, regulations, ordinances, rules and any other provisions that are mandatory;

Assets	means all assets of the Company which are reflected in the 2013 Accounts;

Base Purchase Price	has the meaning ascribed thereto in Clause 3.1;

Base Purchaser Price Excess	has the meaning ascribed thereto in Clause 3.3.6;

Balance Sheet Date	means 31 December 2013;

Business	has the meaning given in Recital (C) to this Agreement;

Business Day	means a day (other than a Saturday or a Sunday or a public holiday) on which banks are open for business in the

Netherlands and New York (United States of America);

Cash	means all cash in hand or cash deposited in bank accounts or cash equivalents held in the name of the Company;

Cash Consideration Payment	has the meaning ascribed thereto in Clause 3.1.1(b);

Clause	means a clause of this Agreement;

Company	has the meaning ascribed thereto in the introduction of this Agreement;

Completion	means the transfer of the Shares and the payment of the Base Purchase Price under the terms and conditions of this Agreement;

Completion Date	has the meaning ascribed thereto in Clause 7.1;

Condition Precedent	has the meaning ascribed thereto in Clause 5;

Consideration Shares	has the meaning ascribed thereto in Clause 3.1.1(c);

Control

means: (i) the ownership or control (directly or indirectly) of more than 50% of the ownership interests of the relevant person; or (ii) the right to appoint or remove (or the ability (whether in law or fact) to direct the appointment or removal of) the members of the governing body of the relevant person holding a majority of the voting rights at meetings of the governing body on all, or substantially all, matters;

Current Assets	means, as of any date, the current assets of the Company (including Cash) calculated as of such date in accordance with Dutch GAAP consistently applied and as historically presented in the Accounts;

Current Liabilities

means, as of any date, the current liabilities of the Company calculated as of such date in accordance with Dutch GAAP consistently applied and as historically presented in the Accounts, for the avoidance of doubt excluding any Debt;

Data Room

means the documents contained in the digital data room until the date of this Agreement prepared by the Seller for the purpose of facilitating the Due Diligence Investigation and enabling the Purchaser and the Purchaser’s Representatives to evaluate the Shares, the Company and the Business, an index of which is attached hereto as Schedule 1.1(a) and all of which are electronically stored on DVD’s attached as Schedule 1.1(b);

Damages

means the aggregate of all payments necessary of the Purchaser and the Company to be brought in the position it or they would have been in, if the Seller’s Breach had not occurred, inclusive (i) any direct and indirect damages; and (ii) all reasonable costs and expenses made and incurred by the Purchaser and/or the Company in connection therewith (inclusive the fees of outside advisors and legal counsel);

DCC	means the Dutch Civil Code;

Debt

means all (i) intra-group interest bearing debt (unless otherwise agreed in writing by the Parties) and (ii) all interest bearing external debt including short-term and long-term interest bearing debts of any kind, financial lease obligations, shareholder loans including accrued interest, corporate income tax obligations relating to the period prior to the Effective Date, loans payable to lessors, costs in connection with the Transaction, and non-accrued incentive payments for the management of the Company, provided, however, that Debt shall not include any accrued but not yet paid or distributed profits by the Company over the financial year 2013 (as referred to in the Estimated Balance Sheet as “Proposed dividends”, equal to an amount of EUR 1,657,000 (in words: one million six hundred fifty seven thousand)). For the avoidance of doubt, Debt shall also include all items that are considered debt in the Accounts and the 2014 Accounts in accordance with the Accounting Principles;

Debt Adjustment	has the meaning ascribed thereto in Clause 3.3.3;

Deed of Transfer	means a notarial instrument for the transfer of the Shares, substantially in the form attached hereto as Schedule 1.1(c);

Disclosed

means fairly disclosed in the Disclosed Information, it being understood that facts or circumstances shall only be deemed to be fairly disclosed, if such facts or circumstances are (i) sufficiently clear from the face of the relevant document for a purchaser of the Shares acting reasonably (and not simply by reference to a document that has not been included in the Disclosed Information), and (ii) provided with such detail as to enable the Purchaser and the Purchaser’s Representatives (inter alia taking into account their own knowledge of the Business and relevant expertise (in any event including financial expertise)) to make a reasonable assessment of the risk associated with such fact or circumstance;

Disclosed Information

means any and all information which is contained in (i) this Agreement, (ii) the Data Room, (iii) the answers by the Company to the questions by the legal counsel of the Purchaser through the due diligence Q&A and (iv) all other documents shared or correspondence between two or more of the Parties, to the extent that all such information has been electronically stored on DVD’s attached as Schedule 1.1(b);

Dispute	has the meaning ascribed thereto in Clause 30.2.1;

Due Diligence Investigation	means the due diligence investigations performed by and on behalf of the Purchaser and the Purchaser’s Representatives in respect of financial, legal and business matter relating to the Company;

EBITDA

means for the period of 1 January 2014 up to and including 31 December 2014 the Net Income, excluding:

(a)                        income taxes;

(b)                        interest expenses or income;

(c)                         depreciation and loss on the sale of financial assets; and

(d)                        depreciation on tangible fixed assets and amortization,

as shown in the 2014 Accounts.

Without limiting the foregoing, for the avoidance of doubt, EBITDA shall not include any Exceptional Items.

EBITDA Adjustment

means the amount by which the EBITDA exceeds EUR 2,450,000 (in words: two million four hundred fifty thousand euro), multiplied by four (4) and not exceeding an amount equal to EUR 200,000 (in words: two hundred thousand euro);

EBITDA Permitted Shortfall	means the amount between EUR 2,450,000 (in words: two

million four hundred fifty thousand euro) and EUR 2,500,000 (in words: two million five hundred thousand euro);

Effective Date	means 1 January 2014, 00:01 hours;

Employees	means a current or former employee of the Company, which has or had an employment agreement with the Company.

Encumbrance	means a mortgage, charge, pledge, lien or any other security interest of any kind (zakelijk zekerheidsrecht);

Estimated Balance Sheet	has the meaning ascribed thereto in Clause 3.3.4;

Event	means any transaction, event, act or omission and any transaction, event, action or omission deemed to occur for Tax purposes;

Exceptional Items

means all items arising not in the ordinary course of the Business, including (without prejudice to the generality of the foregoing):

(a)                        proceeds received in connection with litigation (if and to the extent only in excess of the associated litigation costs); for the avoidance of doubt, any punitive or other special damages received therein shall be deemed an “Exceptional Item”;

(b)                        losses incurred in connection with a litigation, if and to the extent such losses are the result of the payment of punitive or other special damages;

(c)                         proceeds received under any other insurance policy if and to the extent only in excess of the replacement costs of the relevant insured asset;

(d)                        insured losses, if and to the extent such insured losses exceed the insurance proceeds;

(e)                         any foreign currency translation gains or losses;

(f)                          release of any prior period accruals;

(g)                         interest (including in respect of any loans to the Purchaser at rates from time to time agreed) received by the Purchaser or the

Company;

(h)                        cost associated with this Transaction;

(i)                            any costs or charges relating to (i) reporting duties of the Company, (ii) overhead or (iii) any services, between (an Affiliate of) the Parent and the Company, that are not consistent with past practice, for the avoidance of doubt, and subject to the Accounting Principles, any losses or gains arising from bad debts are considered as arising in the ordinary course of Business;

Exchange Rate

means, in relation to any currency to be converted into or from Euros for the purposes of this Agreement, the average five (5) day spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from Euros, as published in the London edition of the Financial Times published on the five (5) Business Days immediately prior to the relevant date or, where no such rate of exchange is published in respect of that date, at the rate quoted on the appropriate page of the Reuters screen as at the close of business in Amsterdam on the five (5) Business Days immediately prior to the relevant date;

Expert	has the meaning ascribed thereto in Clause 3.3.13;

FCPA	has the meaning ascribed thereto in clause 18.6 of Annex 8.1;

Governmental Entity

means any international, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter;

Intellectual Property Rights	means all the intellectual property rights as listed in Appendix 19.1;

Key Employees	has the meaning ascribed thereto in Clause 7.3.1(f);

Key Employment Agreements	means the employment agreements to be entered into by and between the Company and the Key Employees in the agreed form attached hereto as Schedule 7.3.1(f);

Leakage	means, unless constituting Permitted Leakage, any of the following items occurring or having occurred in the period as of the Effective Date and up to and including the Completion Date:

(a)                       any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of the share capital of the Company, in each case whether in cash or in kind, paid or made by the Company to or for the benefit of the Seller and/or its Affiliates;

(b)                       any payments (including interest or management fees) made or benefits or assets conferred by the Company to the Seller and/or its Affiliates;

(c)                        any waiver or forgiveness of any indebtedness or liability owed by or otherwise for the benefit of the Seller and/or its Affiliates to the Company, or any indebtedness or liability incurred by the Company for no consideration or a consideration which is not at arm’s length to or otherwise for the benefit of the Seller and/or its Affiliates;

(d)                       any bonus (in cash or in kind) paid or payable to any shareholder, director, employee, advisor or consultant of the Seller and/or its Affiliates or the Company incurred or reimbursed by, or charged to, the Company, as an incentive to complete, or triggered by, the Transaction;

(e)                        any payments made, or costs, expenses or liabilities incurred, in relation to the (effectuation) of the Transaction (except to the extent such payments, costs, expenses or liabilities are for the Purchaser’s account or the Company’s account pursuant to the terms of this Agreement);

(f)                         any liability pursuant to guarantees, indemnifications or securities granted by the Company and any liability incurred, assumed or indemnified for the benefit of the Seller and/or its Affiliates;

(g)                        any agreement or undertaking by the Company to do any of the items referred to in (a) up to and including (f). above; and

(h)                       any Tax Liability in respect of any of the items referred to in (a). up to and including (g) above;

Leakage Amount	means any amount of Leakage;

Leakage Notice	has the meaning ascribed thereto in Clause 4.2;

Leases	all leases the Company has entered into, as listed in Appendix 10.2;

Lock-Up Agreement	means the lock-up agreement to be entered into by and between the Parent and the Seller substantially in the form attached hereto as Schedule 7.3(j);

Material Agreements	has the meaning ascribed thereto in clause 13.1 of Appendix 8.1;

Net Income	means the net income of the Company for the period of 1 January 2014 up to and including 31 December 2014 as derived from the 2014 Accounts;

Notary	means Mr. P.G. van Druten or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in Amsterdam;

Notary Account

means the trust account (kwaliteitsrekening) of the Notary (account number: 55.72.97.133 in the name of Loyens & Loeff Amsterdam Derdengelden Notariaat, Postbus 2888, 3000 CW Rotterdam at ABN AMRO Bank; Swift/BIC ABNANL2A; IBAN: NL 62 ABNA0557 2971 33;

Notice	means a notice to be given by a Party to another Party under this Agreement;

Parent	has the meaning ascribed thereto in the introduction of this Agreement;

Parent Common Stock	has the meaning ascribed thereto in Clause 3.1.1(c);

Party or Parties	has the meaning ascribed thereto in the introduction of this Agreement;

Permits	has the meaning ascribed thereto in clause 17.1 of Annex 8.1;

Permitted Leakage

means any management fees or salaries payable during the period as of the Effective Date and up to and including the Completion Date pursuant to Disclosed management agreements and/or Disclosed employment agreements entered into by and between the Company and the shareholders of the Seller or any of their respective Affiliates;

Product	has the meaning ascribed thereto in Clause 3.3.10;

Product Calculation	has the meaning ascribed thereto in Clause 3.3.11;

Purchase Price	has the meaning ascribed thereto in Clause 3.1.2;

Purchaser	has the meaning ascribed thereto in the introduction of this Agreement;

Purchaser Adjustment	has the meaning ascribed thereto in Clause 3.3.15;

Purchaser’s Account	means the bank account of the Purchaser as specified by the Purchaser to the Notary, or the Seller, as applicable, from time to time;

Purchaser Indemnified Parties	shall have the meaning ascribed thereto in Clause 11;

Purchaser’s Group	means the Purchaser and its Affiliates;

Purchaser’s Warranties	has the meaning ascribed thereto in Clause 8.7;

Recovery Amount	has the meaning ascribed thereto in Clause 10.5.4;

Related Person	means any Affiliate and any other person or legal entity forming part of the group (as meant in section 2:24c DCC of which the legal entity concerned forms part;

Relief

means any relief, allowance (including without limitation amortisation or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or savings of Tax;

Representatives

means any and all persons authorised to represent the entity concerned, whether or not the authority is subject to limitations, as well as any of the professional advisors or other representatives (however named) of such entity;

Schedules	means the schedules attached to this Agreement;

Securities Act	has the meaning ascribed thereto in Clause 17.1;

Seller	has the meaning ascribed thereto in the introduction of this Agreement;

Seller’s Account	means the bank account of the Seller as specified by the Seller to the Notary, or the Purchaser, as applicable, from time to time;

Seller’s Breach	means any breach by the Seller under or in connection with this Agreement;

Seller’s Group	means the Seller and its Affiliates (other than the Company) at any time before Completion;

Seller’s Warranties	means the warranties included in Annex 8.1;

Shares	has the meaning ascribed thereto in Recital (A) to this Agreement;

State Laws	has the meaning ascribed thereto in Clause 17.1;

Target Working Capital	has the meaning ascribed thereto in Clause 3.3.1;

Tax

means all forms of tax, levy, duty, impost, social security charges and contributions, health security contributions, any other contributions, any other obligations comparable to tax related ancillary obligations, withholdings of any nature whatsoever as well as special charges of any kind and other monetary obligations, together with all interest, penalties, additions, damage, fines, thereto, relating to any of them, whether disputed or not and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other person and of whether any amount in respect of any of them is recoverable from any other person;

Tax Audit	an investigation by any Tax Authority in connection with Tax relating to or affecting the Company;

Tax Authority	means any Governmental Entity, taxing authority or other authority competent to impose or collect any Tax;

Tax Claim

means the issue of any notice, letter or other document by or on behalf of any Tax Authority (or the taking of any other action by or on behalf of any Tax Authority) from which notice, letter, document or action it appears that a Tax Liability is to be, or may come to be, imposed on or collected from the Company;

Tax Documents	has the meaning ascribed thereto in Clause 13.2(b);

Tax Indemnity Payment	has the meaning ascribed thereto in Clause 12.1;

Tax Liability

means (i) any liability to make actual payments of Tax (or amounts in respect of Tax), regardless of whether any such liability shall have been discharged in whole or in part on or before Completion, and (ii) the loss of any Relief, including a loss as a result of the setting off of any Relief against income, profits or gains or against any Tax otherwise chargeable;

Tax Return

means any return, (including any information return), report, statement, declaration, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any requirement relating to Tax;

Total Consideration Shares	has the meaning ascribed thereto in Clause 17.1;

Total Leakage Amount	means the Leakage Amount together with the Additional Leakage Amount;

Transaction	means the sale and purchase of the Shares, on the terms and subject to the conditions of this Agreement;

Veenboer	has the meaning ascribed thereto in the introduction of this Agreement;

Warranty Breach	has the meaning ascribed thereto in Clause 8.6;

Working Capital	means, as of any date, the Current Assets minus the Current Liabilities calculated as of such date in accordance with the Accounting Principles; and

Working Capital Adjustment	has the meaning ascribed thereto in Clause 3.3.2.

SIGNATURE PAGES

Seller

Monumental Productions Beheer B.V.

/s/ R.A.P. Veenboer
Name:	R.A.P. Veenboer
Title:	Director

Address:	Herengracht 433, (1017 BR) Amsterdam, the Netherlands
Attention:	Mr R.A.P. Veenboer
Tel:	020-3308822
Fax:	020-3308777
E-mail:	rocco@awakenings.nl

Mr. R.A.P Veenboer

/s/ R.A.P Veenboer

Address:	Eeuwigelaan 44, (1861 CN) Bergen (NH), the Netherlands
Tel:	020-3308822
Email:	rocco@awakenings.nl

Purchaser

SFXE Netherlands Holdings B.V.

/s/ Mitch Slater		/s/ Shelly Finkel
Name:	Mr M.J. Slater	Name:	Mr S. Finkel
Title:	Director A	Title:	Director B

Address:	Prins Bernhardplein 200, (1097JB) Amsterdam, the Netherlands
Attention:	General Counsel
Tel:	646-561-6385
Fax:	646-417-7393
E-mail:	howard@sfxii.com

Parent

SFX Entertainment Inc.

/s/ Rich Rosenstein	/s/ Ritty van Straalen
Name: Rich Rosenstein	Name: Ritty van Straalen
Title: CFO	Title: COO

Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA
Attention:	General Counsel
Tel:	646-561-6385
Fax:	646-417-7393
E-mail:	howard@sfxii.com

Company

Monumental Productions B.V., by
Monumental Productions Beheer B.V.

/s/ R.A.P Veenboer
Name:	R.A.P. Veenboer
Title:	Director

Address:	Herengracht 433, (1017 BR) Amsterdam, the Netherlands
Attention:	Mr R.A.P. Veenboer
Tel:	020-3308822
Fax:	020-3308777
E-mail:	natasja@awakenings.nl